Exhibit 99.1
FOR IMMEDIATE RELEASE:

DATE: May 1, 2025

Investor Relations	Media Relations
CONTACT: Michael Pici	CONTACT: Lori Lecker
PHONE: 412-790-0792	PHONE: 412-248-8224
michael.pici@kennametal.com	lori.lecker@kennametal.com

Shelley Bausch Joins Kennametal Board of Directors
PITTSBURGH, May 1, 2025 — Kennametal Inc. (NYSE: KMT) announced the election of Shelley Bausch to its Board of Directors, effective May 1, 2025. Bausch will replace Cindy L. Davis, who has served on the Kennametal Board of Directors since November 2012 and will be retiring on September 1, 2025.
Bausch is the recently retired President, Global Industrial Coatings at Axalta, a global leader in the coatings industry. She led Axalta’s Industrial Coatings businesses, which include energy solutions, general industrial and powder coatings, among others.
William M. Lambert, Chairman of Kennametal’s Board of Directors, said: “Shelley has an impressive track record, having spent more than 30 years successfully leading global manufacturing businesses. She has a history of driving growth, transforming businesses and establishing strategies that lead to business success, and she is an excellent addition to our Board of Directors."
“I also want to thank Cindy for her distinguished service on our Board,” Lambert continued. “We are a better company thanks to her leadership and many contributions during her 13 years with Kennametal, and we wish her all the best.”
“Shelley has a compelling mix of expertise that she’s bringing to our Board of Directors, ranging from operational and commercial excellence to strategic execution and P&L leadership,” said Sanjay Chowbey, President & CEO of Kennametal. “I am confident that she will help us drive results and partner with the full Board as we continue to advance our strategy and deliver shareholder value.”

About Bausch
Shelley Bausch recently retired as President, Global Industrial Coatings at Axalta. She led Axalta’s Industrial Coatings businesses, which include energy solutions, coil, wood, general industrial and powder coatings, and drove expansion into new industrial coatings markets.
Previously, Bausch led the Asia Pacific region and the Fluid Technologies business unit for the Carlisle Companies Inc., a manufacturer of engineered products used in roofing, architectural metal, aerospace, medical technologies, industrial, transportation, refinish, and agriculture, mining and construction equipment markets.

Before Carlisle, she led the Industrial Coatings business for PPG from 2014 to 2017 and spent 25 years at Dow Corning Corporation in a variety of senior management and commercial roles, including several years in Shanghai, China.
Since 2023, Bausch has served on the board of directors of GATX Corporation, a leading global lessor of transportation assets including railcars and aircraft spare engines, where she also serves on the Audit Committee and Governance Committee.
Bausch earned a B.S. in Business Administration, summa cum laude, from Alma College and an M.B.A. from the University of Michigan – Flint.

About Kennametal
With over 85 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers through materials science, tooling and wear-resistant solutions. Customers across aerospace and defense, earthworks, energy, general engineering and transportation turn to Kennametal to help them manufacture with precision and efficiency. Every day approximately 8,400 employees are helping customers in nearly 100 countries stay competitive. Kennametal generated $2 billion in revenues in fiscal 2024. Learn more at www.kennametal.com. Follow @Kennametal: Instagram, Facebook, LinkedIn and YouTube.
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